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                                                                  EXHIBIT 3.07


                          CERTIFICATE OF AMENDMENT
                                     OF
          FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                             AT HOME CORPORATION
                          (a Delaware corporation)

         At Home Corporation, a Delaware corporation, does hereby certify that the following amendment to the corporation's Fourth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         Article V, Section B, paragraph 4(a)(9) is hereby amended to read in its entirety as follows:

               (9) Any increase during a calendar year in the total number of shares of Series A Common Stock issued to, and reserved for issuance to, management (including shares reserved for issuance upon exercise of options, warrants or other rights) pursuant to all incentive compensation plans (collectively, the "Management Stock Plan") where the total of all such increases during that calendar year (including the proposed increase which is the subject of consideration) exceeds the Maximum Amount (as defined below) for such calendar year. The "Maximum Amount" for any calendar year equals

                      (i) 0.04 multiplied by the number of shares of Common Stock outstanding on a fully diluted basis, assuming the issuance of all shares reserved for issuance in the Management Stock Plan prior to such increase and the assumed issuance of shares upon the exercise of all other outstanding options, warrants and other rights to acquire shares, as of the close of business on December 31 of the immediately preceding calendar year (the "Base Date"); plus
                   ----

                      (ii)   the excess, if any, of

                             (x)   the Maximum Amount calculated as of the
close of business on December 31 of the calendar year immediately preceding the Base Date, over

                             (y)   the total number of shares (A) added to the
reserve under the Management Stock Plan in the calendar year in which the Base Date occurs plus (B) issued under the Management Stock Plan in the calendar year in which the Base Date occurs (other than any shares which had previously been reserved prior to the calendar year in which the Base Date occurs and are subsequently issued in the calendar year in which the Base Date occurs).

                             * * * * * * * * * *
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         IN WITNESS WHEREOF, said corporation has caused this Certificate of
Amendment to be executed and attested by its duly authorized officers this 23rd day of June, 1998.

                                    AT HOME CORPORATION.


                                    By: /s/ Thomas A. Jermoluk
                                        ----------------------
                                        Thomas A. Jermoluk
                                        President and Chief Executive Officer

ATTEST:


/s/ David G. Pine
-----------------
David G. Pine, Secretary